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                                                                  EXHIBIT 10.18


        This Agreement (this "Agreement") is entered into as of September 26, 1997 by and between Progressive Networks, Inc., a Washington corporation the name of which is to be changed to RealNetworks, Inc. (the "Company") and Robert Glaser, the founder, principal shareholder, Chairman of the Board, Chief Executive Officer and a Director of the Company ("Mr. Glaser").

                                    RECITALS

        A. Mr. Glaser owns approximately 14,000,000 shares of preferred stock of the Company, each of which shares is entitled to 15 votes.

        B. Mr. Glaser, in consideration in part for the Company's covenants under this Agreement, has agreed that the Company's Articles of Incorporation may be amended to cause his shares of preferred stock to be converted (the "Conversion") upon the closing of the Company's initial public offering, (as defined in the Company's Amended and Restated Articles of Incorporation, the "Qualified Public Offering") into shares of Common Stock, each share of which would be entitled to one vote.

        C. Mr. Glaser will, as a result of the Conversion and the Qualified Public Offering, dilute his ability to direct the Company as a shareholder, and give up a significant degree of influence as a shareholder over a change of control of the Company. Mr. Glaser's investment in the Company has grown over 100 times in value from inception through September 24, 1997, and the dilution to Mr. Glaser's ability to prevent a change of control could, in his judgment, damage his continued return on investment.

        NOW THEREFORE, in consideration of Mr. Glaser's significant economic concessions described above, and the mutual covenants and agreements set forth in this Agreement, and Mr. Glaser's consent to the Conversion, Mr. Glaser and the Company agree as follows:

        1.  Acknowledgment of Concession in Value

        The Company acknowledges and agrees that Mr. Glaser has given up significant economic value in agreeing to the Conversion, and the diminution of his voting rights.

        2.  Specific Enforcement

        In addition to any and all rights as a shareholder of the Company, Mr. Glaser shall have a direct contractual right to require the Company to abide by and perform all terms of Article 7.1 (Strategic Transactions Committee) of the Company's Articles of Incorporation (the "Strategic Transactions Article"). The Company represents that its violation of or failure to abide by the Strategic Transactions Article will violate this Agreement and will cause Mr. Glaser to suffer direct irreparable harm for which there be no adequate legal remedy. The parties hereto therefore acknowledge and agree that immediate injunctive relief, including but not limited to specific enforcement of this Agreement, is an appropriate and necessary remedy for violation of the Agreement, and that Mr. Glaser shall have the right to obtain such judicial relief.


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        3.  Election of Directors

        So long as Mr. Glaser shall own at least 3,500,000 shares of Common Stock (such number of shares to be equitably adjusted to reflect stock splits, stock dividends and recapitalizations), the Company shall use its best efforts, as permitted under applicable law, to cause Mr. Glaser to be nominated to, not removed from, and elected to the Company's board of directors.

4.  Miscellaneous

        Nothing in this Agreement is intended to require or shall be construed as requiring the Company to take or fail to take any action in violation of applicable law. The Company's inability to perform its obligations under this Agreement pursuant to court order (other than any such order obtained at the request of the Company) shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable, as provided in this Section 4. If a court of competent jurisdiction should decline to enforce any of the provisions of this Agreement, the Company and Mr. Glaser agree that such provisions shall be deemed to be reformed to provide Mr. Glaser with the benefits intended by the partner to the maximum extent permitted by the other portions of this Agreement that are not unenforceable, and the remainder of this Agreement shall not be affected, and its Agreement shall continue in force. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington. This Agreement shall be binding up Mr. Glaser and upon the Company, its successors and assigns, and shall inure to the benefit of the Company, its successors and assigns. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by each of the parties hereto.

        IN WITNESS WHEROF, the parties have executed and delivered this Agreement effective as of the day and year first set forth above.


                             PROGRESSIVE NETWORKS, INC.


                                 /s/ Bruce Jacobsen
                              By___________________________________


                             ROBERT GLASER

                                /s/ Robert Glaser
                             ______________________________________